Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

FOR IMMEDIATE RELEASE
Thursday, May 17, 2012

Media General Announces Agreements with Berkshire Hathaway for Purchase of Newspapers and New Financing

RICHMOND, Va. - Media General, Inc. (NYSE: MEG) today announced that it has signed agreements with Berkshire Hathaway, Inc., (NYSE: BRK.A and BRK.B) for the purchase of newspapers and new financing.  A subsidiary of Berkshire Hathaway, BH Media Group, will purchase all of the newspapers owned by Media General, with the exception of the Tampa group, for $142 million in cash. Media General said it is in discussions with other prospective buyers for its Tampa print assets.

Under a separate credit agreement, Berkshire Hathaway will provide Media General with a $400 million term loan and a $45 million revolving credit line. The new loan will be used to fully repay the company’s existing bank debt due March 2013 and will mature in May 2020. In conjunction with this, Media General will issue Berkshire Hathaway penny warrants for approximately 4.6 million Class A shares, which represents 19.9 percent of Media General’s existing shares outstanding. In addition, Berkshire Hathaway has the option to nominate a director to Media General’s Board of Directors.

The newspapers being purchased by BH Media Group include 63 daily and weekly titles in Virginia, North Carolina, South Carolina and Alabama, in addition to digital assets, including websites and mobile and tablet applications. The newspapers also have a substantial commercial printing business.

“These newspapers are great institutions and powerful brands in their respective markets,” said Terry Kroeger, president of BH Media Group.  “We are honored to have the opportunity to work with our new colleagues as we continue to produce top-notch news and advertising products in both print and digital platforms.”

The Media General newspapers will be part of BH Media Group, along with the Omaha World-Herald Company newspapers. A sister company of the Omaha World-Herald Company, World Media Enterprises, Inc., will manage the Media General newspapers.

“In towns and cities where there is a strong sense of community, there is no more important institution than the local paper,” said Warren Buffett, Chairman of Berkshire Hathaway.  “The many locales served by the newspapers we are acquiring fall firmly in this mold and we are delighted they have found a permanent home with Berkshire Hathaway.”

Marshall N. Morton, president and chief executive officer of Media General, said, “Selling our newspapers represents a monumental change for us.  We’re very happy that our newspapers will become part of Berkshire Hathaway’s BH Media Group, a company with a strong commitment to local news leadership and community engagement.  This single transaction for virtually all of our newspapers accelerates the timing of our strategy to focus on our broadcast television business and its future growth opportunities, including digital content and Mobile DTV,” said Mr. Morton.

 “We are extremely pleased to enter into a new financing partnership with the highly respected Berkshire Hathaway organization. Our new credit agreement addresses Media General’s long-term capital needs and provides the company with significant financial and operating flexibility,” said Mr. Morton.

(1 of 3)

Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Media General said that in recent years its model has shifted toward its broadcast and digital businesses. Broadcast television accounted for 77 percent of total Platform Cash Flow for the full year 2011; in the first quarter of this Political year, it accounted for 87 percent. Mr. Morton said Media General is capitalizing well on this year’s event-driven revenue opportunities in broadcast. The company expects to generate $40-45 million in political revenues and will benefit from operating in the key battleground states of Ohio, Florida, Virginia and North Carolina.  Super Bowl revenues on its eight NBC stations were strong and the company expects Summer Olympics revenues will be strong as well. Retransmission fees are expected to reach $32-37 million, compared with $21 million last year, as a result of rate increases in renewed agreements. “Longer term, we have a solid plan for significantly increasing our broadcast cash flow margins and total company EBITDA,” said Mr. Morton.

The newspaper transaction is expected to close on June 25.  A transition will take place over several months, in coordination with Media General personnel.  World Media Enterprises president Douglas Hiemstra will closely oversee the transition and operations of the acquired newspapers for Berkshire Hathaway.  After transaction fees and retaining $25 million in cash, Media General will use the proceeds from the newspaper sale to offer to repay existing senior secured notes, with any remaining funds to be used for repayment of the new term loan at par. The sale is subject to customary closing conditions, including Federal Trade Commission approval under the Hart-Scott-Rodino antitrust act.

The $400 million first lien term loan will have an interest rate of 10.5 percent, which could step down to 9 percent if total leverage were to reach 3.50x. The new loan will be issued at a discount of 11.5 percent and is secured pari passu with the company’s existing 11-3/4 percent senior secured notes due 2017. The closing date of the new credit agreement is expected to be no later than May 24. The existing term loan in the amount of approximately $364 million will be fully repaid the same day the new credit agreement becomes effective.  Media General now expects total cash interest expense in 2012 will be approximately $67 million. Total interest expense, including non-cash amortization of issue discount, new issuance fees, and the warrants, is expected to be $80 million in 2012.

Copies of the new credit agreement and the asset purchase agreement will be included in a Form 8-K filed with the SEC later today. The 8-K filings will also be available on Media General’s Website www.mediageneral.com in the Investor Relations section.

Media General’s financial advisor is Peter J. Solomon Company. JPMorgan was the sole arranger and syndication agent on financing.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. Following the sale of newspapers to Berkshire Hathaway, the company’s operations will include 18 network-affiliated television stations and their associated websites. Media General owns eight NBC affiliates, eight CBS, one ABC and one CW.  Six of its stations operate in the Top 40 markets in the United States, including WFLA-TV in Tampa, Florida, the country’s 14th largest DMA.  Media General’s stations reach more than one-third of TV households in the Southeast and more than 8 percent of U.S. TV households. Media General expects to enter into a transaction with one of several prospective buyers for its Tampa, Florida print properties.

(2 of 3)

Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Contacts:

Media General/Investors
Lou Anne Nabhan
(804) 649-6103

Media General/Media
Ray Kozakewicz
(804) 649-6748

BH Media Group:
Larry King
(402) 444-1003

(3 of 3)